The Andersons, Inc. and Marathon Finalize Ethanol Joint Venture

MAUMEE, Ohio, Oct. 13 /PRNewswire-FirstCall/ — The Andersons, Inc.
(Nasdaq: ANDE) and Marathon Oil Corporation (NYSE: MRO), through a wholly-
owned subsidiary, announced today that the companies have signed a definitive agreement forming a 50/50 joint venture, which will construct one or more ethanol plants. The joint venture will operate under the name The Andersons
Marathon Ethanol LLC.
As a part of the agreement, The Andersons will provide day-to-day management of the ethanol plants, as well as corn origination, and distillers dried grain and ethanol marketing services. Marathon is one of the nation’s leading blenders of ethanol in gasoline and this venture will enable the Company to maintain the reliability of future ethanol supplies.
Site selection for the venture’s initial plant is expected to be finalized soon and is contingent upon several factors including access to adequate corn, proximity to ethanol and distillers dried grain customers, infrastructure and transportation and economic incentives. Decisions related to the construction of any additional ethanol plants will be dependent upon a variety of market conditions and other relevant factors.
About The Andersons, Inc.
The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail leasing interests in Canada and Mexico. For more, visit The Andersons online at www.andersonsinc.com.
About Marathon Oil Corporation
Marathon is the fourth-largest U.S.-based fully integrated international energy company engaged in exploration and production; integrated gas; and refining, marketing and transportation operations. Marathon is the fifth largest refiner in the U.S. with 974,000 barrels-per-day of crude processing capacity in its seven-refinery system. The Company’s retail marketing system comprises approximately 5,600 locations in 17 states; nearly three-quarters are Marathon brand locations. Marathon serves the Midwest and Southeast as a petroleum products marketer with 85 light product and asphalt terminals and access to approximately 7,700 miles of pipeline. For more information about Marathon, visit the Company’s Web site at www.marathon.com.
This release contains forward-looking statements with respect to a 50/50 joint venture that would construct and operate ethanol plants. Some factors that could cause the actual results to be different than expected include respective board approvals and any necessary regulatory approvals. Additional factors that could affect ethanol plant construction, management and development include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, third party consents and other risks customarily associated with construction projects. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, each of Marathon Oil
Corporation and The Andersons, Inc. has included in its respective Annual
Report on Form 10-K for the year ended December 31, 2005, and subsequent Forms
10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward- looking statements.
SOURCE The Andersons, Inc.
CONTACT: Gary L. Smith of The Andersons, Inc., +1-419-891-6417, or
gary_smith@andersonsinc.com; or Linda Casey of Marathon Petroleum Company LLC,
+1-419-421-3262, or lmcasey@marathonpetroleum.com